Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos.33-84904, 33-98132, 33-99134, 33-99140, 33-99150, 33-99154, 333-109200, 333-118678, and 333-127976) of our report dated June 26, 2006 relating to the financial statements and financial statement schedule, which appear in this Annual Report on Form 20-F.

/s/ ChuoAoyama PricewaterhouseCoopers

Osaka, Japan

June 29, 2006